Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 28, 2016
Contact: Angela Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Reports First Quarter 2016 Preliminary
Unaudited Financial Results

Net Income Totaled $187 Million for the Quarter ended March 31, 2016;
Advances were $101.2 Billion at March 31, 2016, an increase of 13 percent over December 31, 2015.

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended March 31, 2016. The Bank expects to file its First Quarter 2016 Form 10-Q with the Securities and Exchange Commission (SEC) on or before May 16, 2016.

Operating Results

On May 31, 2015, the Bank completed the merger with the Federal Home Loan Bank of Seattle (Seattle Bank), (the Merger). The Merger had a significant impact on all aspects of the Bank's financial condition, results of operations, and cash flows. As a result, the financial results for the current period are not directly comparable to the financial results prior to the Merger.

For the three months ended March 31, 2016, the Bank recorded net income of $187 million compared to $35 million for the same period in 2015. The Bank's net income for the quarter was driven by a $137 million net gain on a litigation settlement, which resulted in $14 million in additional Affordable Housing Program contributions. Excluding these items, net income for the first quarter of 2016 would have been $64 million. The Bank’s net income was also impacted by net interest income and other income (loss).

The Bank recorded a net gain on a litigation settlement of $137 million in other income (loss) for the three months ended March 31, 2016 as a result of a settlement with one defendant in the Bank’s private-label mortgage-backed securities (MBS) litigation. As a result of the Merger, the Bank is currently involved in a number of legal proceedings initiated by the Seattle Bank against various entities relating to its purchases and subsequent impairments of certain private-label MBS. Although the Seattle Bank sold all private-label MBS during the first quarter of 2015, the Bank continues to be involved in these proceedings.

The Bank's net interest income totaled $103 million for the three months ended March 31, 2016 compared to $68 million for the same period last year. The increase was primarily due to an increase in interest income resulting from higher average advance and investment volumes, a portion of which is attributable to the assets acquired as a result of the Merger. The Bank's net interest margin was 0.28 percent during both the three months ended March 31, 2016 and 2015.

The Bank recorded a gain of $132 million in other income (loss) for the three months ended March 31, 2016 compared to a loss of $9 million for the same period last year. This increase was driven primarily by the litigation settlement discussed above. Other factors impacting other income (loss) include net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities, as described below.

The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During the three months ended March 31, 2016, the Bank recorded net losses of $43 million on its derivatives and hedging activities through other income (loss) compared to net losses of $31 million during the same period last year. These fair value changes were primarily attributable to the impact of changes in interest rates on interest rate swaps the Bank utilizes to hedge its investment securities portfolio.

Trading securities are recorded at fair value with changes in fair value reflected through other income (loss). During the three months ended March 31, 2016, the Bank recorded net gains on trading securities of $35 million compared to net gains of $19 million for the same period in 2015. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank's fixed rate trading securities and were offset by changes in fair value on derivatives that the Bank utilizes to economically hedge these securities.

Balance Sheet Highlights

The Bank's total assets increased to $154.0 billion at March 31, 2016, from $137.4 billion at December 31, 2015, due primarily to an increase in advances and investments. Advances increased $12.0 billion primarily due to an increase in borrowings from a large depository institution member and insurance company members. Investments increased $5.5 billion due primarily to the purchase of money market investments needed to manage the Bank's liquidity position. In addition, the Bank purchased certain U.S. Treasury obligations and MBS during the quarter.

The Bank's total liabilities increased to $148.4 billion at March 31, 2016, from $131.7 billion at December 31, 2015, due primarily to an increase in consolidated obligations issued to fund the growth in advances. Total capital was $5.6 billion at March 31, 2016 and December 31, 2015. Total capital was impacted by an increase in retained earnings, offset by a decrease in capital stock, and a decline in accumulated other comprehensive income (loss) (AOCI). Retained earnings increased to $1.0 billion due to net income earned. Capital stock decreased during the first quarter of 2016 due to the reclassification of $0.7 billion of capital stock, including all capital stock outstanding to captive insurance companies, to mandatorily redeemable capital stock. This capital stock reclassification was in response to the Finance Agency final rule affecting captive insurance company membership effective February 19, 2016. The decrease in capital stock was offset in part by an increase in capital stock as a result of member activity. The change in AOCI was due to unrealized net losses on our government-sponsored enterprise and other U.S. obligation available-for-sale securities. Unrealized losses were primarily attributable to the impact of changes in interest rates and credit spreads.

Additional financial information will be provided in the Bank's First Quarter 2016 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or before May 16, 2016.

Dividend

In May, the Board of Directors is scheduled to consider the first quarter 2016 dividend. An announcement is expected on or before May 16, 2016.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
	March 31,	December 31,
Statements of Condition (dollars in millions)	2016	2015
Advances	$101,157	$89,173
Investments	45,666	40,167
Mortgage loans held for portfolio, net	6,667	6,755
Total assets	154,056	137,374
Consolidated obligations	146,158	130,198
Mandatorily redeemable capital stock	732	103
Total liabilities	148,420	131,749
Capital stock - Class B putable	4,607	4,714
Additional capital from merger	163	194
Retained earnings	988	801
Accumulated other comprehensive income (loss)	(122)	(84)
Total capital	5,636	5,625
Total regulatory capital[1]	6,490	5,812

1     Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, additional capital from merger, and retained earnings.

	Three Months Ended
	March 31,
Operating Results (dollars in millions)	2016	2015
Net interest income	$103	$68
Other income (loss):
Net gains (losses) on trading securities	35	19
Net gains (losses) on derivatives and hedging activities	(43)	(31)
Gains on litigation settlements, net	137	—
Other, net	3	3
Total other income (loss)	132	(9)
Total other expense	27	20
Net income before assessments	208	39
Affordable Housing Program assessments	21	4
Net income	$187	$35
Performance Ratios
Net interest spread	0.25%	0.26%
Net interest margin	0.28%	0.28%
Return on average equity	12.92%	3.30%
Return on average capital stock	15.39%	4.11%
Return on average assets	0.50%	0.14%
Regulatory capital ratio	4.21%	4.28%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's First Quarter 2016 Form 10-Q expected to be filed on or about May 16, 2016 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to over 1,400 members, including commercial banks, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional Banks that make up the Federal Home Loan Bank System.